Press release
For immediate release
January 15, 2010

Virginia Grants 143,250 Stock Options

Virginia Mines Inc. (TSX:VGQ) ("Virginia") announces that today it has granted 143,250 stock options to its directors, officers, employees and service providers.

Of this number, 48,000 have been granted to its directors and officers and 95,250 have been granted to its employees and service providers. Each stock option entitles its holder to subscribe for one common share of the company at a price of $5.60 per share, which is the closing price on the Toronto Stock Exchange as of January 14, 2010. These stock options are valid for a 10-year period.

About Virginia
Virginia is among the most active mining exploration companies in Quebec with a working capital of $43.5 million as at November 30, 2009, and 29,794,392 shares issued and outstanding as at January 15, 2010. Virginia trades on the Toronto Stock Exchange (TSX) under the ticker symbol VGQ. Virginia concentrates its activities on its numerous properties that are spread over the vast, unexplored regions of northern Quebec.

FOR MORE INFORMATION, PLEASE CONTACT:
Andre Gaumond, President,
Paul Archer, V-P Exploration or
Amelie Laliberte, Investor Relations.

200-116 St-Pierre Québec, QC G1K 4A7 Canada	www.virginia.qc.ca mines@virginia.qc.ca	Tel. 800-476-1853 Tel. 418-694-9832 Fax 418-694-9120

This press release may contain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in Virginia's periodic reports filed with the security commissions of British Columbia, Alberta, Ontario and Quebec, and in the annual report on Form 40-F filed with the U.S. Securities and Exchange Commission. Virginia undertakes no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events.